  Exhibit 99.3

TPT Global Tech, Inc. and Events.com Partner to Resume Public & Private Events Safely Using TPT's "QuikLAB" Covid-19 Testing, Monitoring, Vaccination App and "QuikPASS" Check and Verify Platform to Screen Participants and Attendees

Partnership's aim is to offer events of all sizes help in keeping their attendees safe and Covid-free

SAN DIEGO, CA / ACCESSWIRE / February 18, 2021 / TPT Global Tech, Inc. www.tptglobaltech.com ("TPTW or the Company") (OTCQB:TPTW) and its subsidiary TPT MedTech's www.tptmedtech.com and Events.com www.events.com today announced a partnership wherein TPT will deploy its "QuikLAB™" and "QuikPASS™" technology platforms as the "Check and Verify" health systems for Events.com events. Events.com provides the software platform that powers event management, ticketing, registration, sponsorship, discovery and marketing for millions of events around the globe annually in sectors including live concerts, festivals, corporate events, fundraising events, art shows and more.

TPT will now begin supplying its completely private and HIPPA compliant turnkey testing program, including its QuikLAB mobile diagnostic centers and QuikPASS App, to Events.com, allowing attendees to be screened at events. As such, attendees could receive their results electronically via the "QuikPASS" app within 15 minutes and once cleared, can enter the event by showing or scanning their "QuikPASS" QR code, which displays their HIPPA compliant testing records, to verify that they have been tested.

The partnership will significantly enhance and expand TPT's event and entertainment as well as its MedTech revenue streams. The two parties have agreed to a partnership that will encompass ticket sales, on-site check-in, Covid-19 testing and monitoring transactions as well as global support for tourist destinations looking to power safe ticketed entry to events.

TPT MedTech developed its "QuikPASS" Check and Verify passport system and Covid-19 vaccination monitoring platform for corporations, governmental organizations, schools, airlines, hospitals, sports venues & arenas, restaurants, hotels, and nightclubs. The all-in-one mobile system checks and verifies that an individual has been tested for Covid-19 or vaccinated, providing proof that individuals are able to travel or gain access to venues with the idea that everyone inside that venue would be Covid free. The "QuikPASS" "Check and Verify" passport-style platform works with third-party testing labs and organizations on the "QuikPASS" Network and will be offered free to US domestic and international business commerce and governmental organizations around the world.

"As the world of events continues to face a global pandemic, we needed a comprehensive yet simple system that could operate in various geographies around the globe with the security, accuracy and timeliness required to allow attendees into events. Events.com's event management platform and TPT's technologies provide organizers and attendees an enhanced sense of safety, which is essential to a great experience. Organizers may now elect to provide pre-entry testing to their team, staff and attendees.," said Mitch Thrower, CEO, Chairman and Founder of Events.com.

"Our all-in-one screening systems are safe, efficient and private-an ideal way for Events.com to confidently resume events they power," said Stephen Thomas, CEO of TPT Global Tech, Inc. "We expect the partnership to positively impact revenue as new opportunities open up for TPT Global in sectors of the world and in business verticals that we otherwise might not have been able to reach at this point."

The platform is currently being used at the Jamaica International Airport and was successfully deployed at the recent SHAQBowl pre-Super Bowl event in Tampa. The system safely and seamlessly screened all attendees including celebrities, VIPs, crew and anyone involved with the event prior to entering.

About TPT Global Tech

TPT Global Tech Inc. (TPTW) based in San Diego, California, is a technology-based company with divisions providing telecommunications, medical technology and product distribution, media content for domestic and international syndication as well as technology solutions. TPT Global Tech offers Software as a Service (SaaS), Technology Platform as a Service (PAAS), Cloud-based Unified Communication as a Service (UCaaS). It offers carrier-grade performance and support for businesses over its private IP MPLS fiber and wireless network in the United States. TPT's cloud-based UCaaS services allow businesses of any size to enjoy all the latest voice, data, media and collaboration features in today's global technology markets. TPT Global Tech also operates as a Master Distributor for Nationwide Mobile Virtual Network Operators (MVNO) and Independent Sales Organization (ISO) as a Master Distributor for Pre-Paid Cell phone services, Mobile phones Cell phone Accessories and Global Roaming Cell phones.

About Events.com

Events.com helps real world and virtual event organizers make more money and save time, and helps event goers discover and interact with meaningful events. Events.com is a single platform to manage all aspects of event management by providing a wide range of software and services to event organizers and participants including: event management software, sponsorship, promotional tools, digital marketing services, event discovery tools, and on-site check-in and sales for events worldwide.

For more information about how TPT Global's technologies are helping events of all sizes and shapes return during the pandemic and plans for beyond, please contact Shep Doniger at 561-637-5750 and sdoniger@bdcginc.com.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of various provisions of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, commonly identified by such terms as "believes," "looking ahead," "anticipates," "estimates" and other terms with similar meaning. Specifically, statements about the Company's plans for accelerated growth, improved profitability, future business partners, M&A activity, new service offerings, and pursuit of new markets are forward-looking statements. Although the company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Such forward-looking statements should not be construed as fact. The information contained in such statements is beyond the ability of the Company to control, and in many cases, the Company cannot predict what factors would cause results to differ materially from those indicated in such statements. All forward-looking statements in the press release are expressly qualified by these cautionary statements and by reference to the underlying assumptions.

Contact:
Frank Benedetto
619-915-9422

SOURCE: TPT Global Tech, Inc.